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                                                                    EXHIBIT 99.1
                                                                    NEWS RELEASE

(G&K SERVICES LOGO)

  (Nasdaq:GKSRA)
 5995 Opus Parkway
     Suite 500
  Minnetonka, MN
    55343-9078
   952.912.5500
 952.912.5999 Fax
www.gkservices.com

For Further Information:

AT THE COMPANY:
Jeffrey L. Wright, Senior Vice President and Chief Financial Officer Glenn L. Stolt, Vice President and Treasurer
(952) 912-5500

FOR IMMEDIATE RELEASE
TUESDAY, FEBRUARY 22, 2005


                       G&K SERVICES ANNOUNCES THE ADDITION
                  OF ERNEST J. MROZEK TO ITS BOARD OF DIRECTORS

MINNEAPOLIS, MN, FEBRUARY 22, 2005 - G&K SERVICES, INC. (NASDAQ:GKSRA), a market leader in branded identity apparel programs and facility services, announced today that Ernest J. Mrozek has joined G&K Services' Board of Directors.

"We're excited to have Ernie join our board," said Richard Fink, chairman of G&K's board of directors. "He brings an extensive leadership background in the service industry."

Mr. Mrozek is currently the President and Chief Financial Officer of The ServiceMaster Company, a $3.8 billion organization serving more than 10 million residential and commercial customers. He joined ServiceMaster in 1987. Over the past 17 years, Mr. Mrozek has held senior management positions in general management, operations and finance. Prior to ServiceMaster, Mr. Mrozek spent 11 years with the former Arthur Andersen and Company.

"Mr. Mrozek adds a new dimension to G&K's board," said Lenny Pippin, chairman of the corporate governance committee of G&K's board of directors. "His expertise in business services will provide considerable value in helping the board and management evaluate various strategic opportunities. Furthermore, his appointment supports our commitment to be a strong, independent board that represents the best interest of G&K's shareholders."

Mr. Mrozek is a member of the Board of Directors of the United States Chamber of Commerce in Washington DC and of St. Peter Villa in Memphis, TN. He earned a degree in Accounting from the University of Illinois and received his CPA certification in the State of Illinois.

                                    - more -


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G&K Services, Inc.
Add 2


ABOUT G&K SERVICES, INC.

Headquartered in Minneapolis, Minnesota, G&K Services, Inc. is a market leader in branded identity apparel programs and facility services in the United States, and is the largest such provider in Canada. G&K operates over 130 processing facilities and branch offices, serving more than 160,000 customers.

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